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                                                                  Exhibit 99.1



                                 March 14, 2002

                                LETTER OF INTENT

                         Team Mucho, Inc./Group 4, Inc.



SUBJECT: G4 Asset Purchase


Dear Stan:

         The purpose of this letter is to serve as a proposal by which TEAM Mucho, Inc. ("TEAM"), will negotiate in good faith with Group 4, Inc. ("G4"), regarding an acquisition by TEAM of certain assets of G4. The principal terms of this proposed asset purchase would be as follows:

         1. ASSETS TO BE PURCHASED. TEAM will acquire certain agreed upon PEO assets of G4 and its subsidiaries ("Purchased Assets"), subject to the conditions set forth herein.

         2. PURCHASE PRICE. The total consideration to be paid by TEAM to G4 and its principals (the "Purchase Price") will be in cash and paid as follows:

         The Purchase Price will be equal to the actual gross profit generated by TEAM from the Purchased Assets (the "Gross Profit"-- as determined consistent with the manner in which TEAM calculates its Gross Profit and as reviewed by TEAM's outside auditors) during the 24 months following the Closing (as hereinafter defined) times a multiplier. The multiplier for the first 12 month's Gross Profit will be 0.50 (50%) and the multiplier for the second 12 month's Gross Profit will be 0.25 (25%).

         3. Payment of the Purchase Price. At Closing, TEAM will deliver $120,000 (the "Down Payment") against the Purchase Price. Within 45 days of the end of the first and second 12 month periods following Closing, the actual Gross Profit for such period will be calculated. The balance of the Purchase Price will be paid in two installments: the first, to be paid within 14 months of Closing, will be an amount which equals 50% of the first 12 month's actual Gross Profit ("First Year Payment"); and the second, to be paid within 26 months of the Closing, will be an amount which when added to the down payment equals 25% of the second 12 month's Gross Profit ("Second Year Payment").

         4. NO ASSUMPTION OF LIABILITIES. TEAM will not assume any of G4's liabilities unless by further negotiation additional assets and certain liabilities become part of the transaction. Assuming no change in the terms, G4 will be responsible and make adequate provision for its liabilities.

         5. STRUCTURE. The exact form and structure of the transaction will be subject to the execution of a definitive agreement and approval by the Boards of each company.



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         6. FEES AND EXPENSES. Each party will be solely responsible for fees or commissions due any broker or finder which it retains.

         7. PUBLIC ANNOUNCEMENTS. Neither party shall make any press releases or public announcements unless required by law and provided that the other party shall be given an opportunity to review, comment thereon and approve prior to such release. All other press releases and public announcements relating to the transaction will be agreed and prepared jointly by TEAM and G4.

         8. STANDSTILL. In consideration of the substantial expenditure of time, effort and expense being undertaken by the parties in connection with this transaction, the parties agree that for a period ending on April 30, 2002, G4 and its representatives will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from any other firm or person with respect to the sale of assets, a sale of stock, a merger, consolidation or similar transaction. If Closing has not occurred by April 30, 2002, neither party will have any further obligation to the other hereunder unless the standstill period has been extended.

         9. DILIGENCE. Following the execution of this Letter of Intent by both parties, TEAM will commence its due diligence process and G4 will cooperate fully with TEAM in the due diligence process in order to consummate the transaction contemplated hereby as expeditiously as possible.

         10. DEFINITIVE AGREEMENT. Following the parties execution of this Letter of Intent, the parties will use their best efforts to negotiate and enter into a definitive purchase agreement (the "Definitive Agreement"), which agreement would contain the terms and conditions of this Letter of Intent and such other terms, conditions, representations, warranties, and indemnities as the parties may agree.

         11. CONFIDENTIALITY. Each of the parties hereto agrees that this Letter of Intent, the existence of negotiations between the parties, and all information obtained by them in the course of negotiating the transactions described in this Letter of Intent and conducting the due diligence investigation regarding the transactions will be held in strictest confidence by each of the parties hereto and will be divulged only to those employees and agents of the parties hereto, including legal counsel, accountants, and financial advisors, who have a need to know such information in strictest confidence.

         Despite the foregoing, such obligations of confidentiality shall not apply as to information which (i) the disclosing party can show to have been in its possession prior to its receipt from the other party hereto, (ii) is now or later becomes generally available to the public through no fault of the disclosing party, (iii) is available to the public at the time of its receipt by the disclosing party, (iv) is received separately by the disclosing party in an unrestricted manner from a third patty through no fault of the disclosing party, or (v) is developed independently by the disclosing party without regard to any information received in connection with the transactions contemplated hereby. It is not, however, intended that either party disclose information of the type described in items (i) through (iv) above. If the transaction does not occur, each party agrees to return to the other all original and duplicate copies of written materials provided by the other.

         12. PARTIALLY BINDING EFFECT OF THIS LETTER OF INTENT. The foregoing is not intended to be exhaustive, but merely an outline of the basic terms of a proposal. Other than the provisions of paragraphs 6, 7, 8, 11 and 12, and the cooperation requirement of paragraph 9 which are binding, this Letter of Intent is not intended to and does not create a binding obligation on the part of any party, but is merely for the purpose of setting forth our intentions and providing the basis for the preparation of the necessary definitive agreement.



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         Legally binding obligations beyond those described in this paragraph will be established only when, as and if TEAM has completed the due diligence process to its satisfaction, TEAM has secured the approval of its lenders and the parties have executed and delivered the definitive agreement.

         13. CLOSING. Closing will occur on or before April 30, 2002, unless a different time period is agreed to. Any such extension will automatically extend the standstill period under paragraph 8 hereof.

         14. PREVIOUS AGREEMENTS. This Letter of Intent supercedes any and all previous agreements or letters of intent in place between TEAM and G4.

         15. WITHDRAWAL. This Letter of Intent shall be deemed withdrawn if not signed by both parties before the close of business on March 15, 2002.


TEAM Mucho, Inc.


By:      /s/ S. Cash Nickerson
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Group 4, Inc.


By:      /s/ S. A. Rososinski, President
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